Exhibit 10.11
AMENDMENT NO. 5 TO THE
NOBLE DRILLING CORPORATION
401(k) SAVINGS RESTORATION PLAN
Pursuant to the provisions of Section 4.1 thereof, the Noble Drilling Corporation 401(k) Savings Restoration Plan (the “Plan”) is hereby amended in the following respects only:
FIRST: Section 3.3 and Section 3.4 of the Plan are hereby amended by restatement in their entirety to read as follows:
Section 3.3 Account Adjustments. Subject to such conditions, limitations and procedures as the Committee may prescribe from time to time in its discretion for the accounting purposes of this Plan (which may include limitations with respect to the notional investments that may be used for Account adjustment purposes), on a daily basis (or at such other times as the Committee may prescribe), the amount credited as a dollar amount to each Account maintained by an Employer for a Participant shall be adjusted to reflect (i) any Plan administration or recordkeeping expenses attributable to such Account that the Committee in its discretion determines should be borne by and changed against such Account, and (ii) the investment results that would be attributable to the notional investment of such credited amount in accordance with investment directions given by such Participant. The investment directions given and the notional investments made pursuant to this Plan Section 3.3 are fictional devices established solely for the accounting purposes of this Plan, and shall not require any Employer to make any actual investment or otherwise set aside or earmark any asset for the purposes of this Plan. If a cash dividend or other cash distribution is paid on the registered shares of Noble Corporation, each Account then credited with a Unit shall be credited on the date said dividend or distribution is paid with the amount of said dividend or distribution per share multiplied by the number of Units then credited to such Account.
Section 3.4 Unit Adjustments. If Noble Corporation effects a split of its registered shares or pays a dividend in the form of its registered shares, or if the outstanding registered shares of Noble Corporation are combined into a smaller number of shares, the Units then credited to an Account shall be increased or decreased to reflect proportionately the increase or decrease in the number of outstanding registered shares of Noble Corporation resulting from such split, dividend or combination. In the event of a reclassification of the registered shares of Noble Corporation not covered by the foregoing, or in the event of a liquidation, separation or reorganization (including, without limitation, a merger, consolidation or sale of assets) involving Noble Corporation, the Board of Directors of the Company shall make such adjustments, if any, to an Account as such Board may deem appropriate.

SECOND: Section 5.7 of the Plan is hereby amended by restatement in its entirety to read as follows:
Section 5.7 Shares Limitation. Any provision of this Plan to the contrary notwithstanding, the sum of (i) the number of registered shares of Noble Corporation, a Swiss corporation, that may be distributed to Participants or their beneficiaries pursuant to the Plan and the Noble Drilling Corporation 2009 401(k) Savings Restoration Plan (the “2009 Plan”), (ii) the number of ordinary shares of Noble Corporation, a Cayman Islands company, that have been distributed to Participants or their beneficiaries pursuant to the Plan and the 2009 Plan, and (iii) the number of shares of common stock of Noble Drilling Corporation, a Delaware corporation, that have been distributed to Participants or their beneficiaries pursuant to the Plan, shall not exceed 200,000 shares.
IN WITNESS WHEREOF, this Amendment has been executed by Noble Drilling Corporation on behalf of all Employers on this 1st day of September, 2010, to be effective as of May 1, 2010.

NOBLE DRILLING CORPORATION
By:	/s/ Tom M. Madden
Title: Vice President